===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

     Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement


[_]  Definitive Additional Materials


[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                THERMATRIX INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                               September 10, 1999

     Dear Stockholder:

       Enclosed are the proxy materials for the 1999 Annual Meeting of Stockholders. I hope you will be able to join us on October 12, 1999, and take the opportunity to meet members of the team who have contributed to the success of the Company.

       In the meantime, I would urge you to carefully review all of the proposals in the proxy statement and I solicit your support of the Board's recommendations on these proposals.

                                         Sincerely,

                                         John T. Schofield
                                         Chairman, President
                                          and Chief Executive Officer

                                THERMATRIX INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Thermatrix Inc., a Delaware corporation ("the Company") will be held on Tuesday, October 12, 1999 at 10:30 A.M. at the offices of McDermott Will & Emery,
50 Rockefeller Plaza, New York, New York 10020, for the following purposes:

  1. To elect two (2) Class III directors to serve for a three-year term or until their successors are elected and qualified (Proposal 1);

  2. To approve an amendment to the Company's 1996 Stock Plan to increase the number of shares of Common Stock of the Company reserved for issuance thereunder by 300,000 shares (Proposal 2);

  3. To approve an amendment to the Company's 1996 Director Option Plan to increase the number of shares of Common Stock of the Company reserved thereunder by 20,000 shares (Proposal 3);

  4. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved thereunder by 60,000 shares (Proposal 4);

  5. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 1999 (Proposal 5);

  6. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

  Stockholders of record at the close of business on August 13, 1999 shall be entitled to notice of and to vote at the Annual Meeting.

  All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          Sincerely,


                                          John T. Schofield
                                          -------------------------------------
                                          Chairman, President
                                           and Chief Executive Officer

San Jose, California

September 10, 1999


                            YOUR VOTE IS IMPORTANT

  In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope.

                                THERMATRIX INC.
                         2025 Gateway Place, Suite 132
                          San Jose, California 95110

                               ----------------

                                PROXY STATEMENT

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING


General

  The enclosed Proxy is solicited on behalf of the Board of Directors of Thermatrix Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on October 12, 1999 at 10:30 A.M. at the offices of McDermott Will & Emery, 50 Rockefeller Plaza, New York, New York 10020, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company's principal office is located at 2025 Gateway Place, Suite 132, San Jose, California 95110 and its telephone number is (408) 453-0490. These proxy solicitation materials were mailed on or about September 10, 1999 to all stockholders entitled to vote at the meeting.

Record Date and Share Ownership

  Stockholders of record at the close of business on August 13, 1999 (the "Record Date") are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. At the Record Date, 7,797,985 shares of the Company's Common Stock, $.001 par value were issued and outstanding.

Revocability of Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Edward E. Greene) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

  Each share of Common Stock has one vote on all matters. The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

  The Company's Bylaws provide that stockholders holding a majority of the outstanding shares of the corporation entitled to vote on the Record Date and represented in person or by proxy shall constitute a quorum at meetings of stockholders for the transaction of business. Shares that are voted "FOR," "AGAINST" or "WITHHELD" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as "entitled to vote on the subject matter" (the "Votes Cast") at the Annual Meeting with respect to such matter.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a particular matter (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, with the exception of the proposal for the election of directors, abstentions will have the same effect as a vote against the proposal. Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists.

  In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

Deadline for Receipt of Stockholder Proposals

  Proposals of stockholders of the Company that are intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company no later than January 10, 2000 and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Compliance with Section 16(a) of the Exchange Act

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for such persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were timely filed.

Stockholder Information

  A copy of the Company's Annual Report on Form 10K/A, including financial statements and schedules is enclosed with these proxy solicitation materials. In compliance with Rule 14a-3 promulgated under the Securities Exchange Act of 1934, the Company hereby undertakes to provide without charge to each person upon written request, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial schedules thereto. Requests for such copies should be directed to Thermatrix Inc., 2025 Gateway Place, Suite 132, San Jose, California 95110, Attention: Investor Relations.

                                 PROPOSAL ONE

                        ELECTION OF CLASS III DIRECTORS

Nominees

  The Company has a classified Board of Directors consisting of three Class I directors (Robi Blumenstein, Joseph W. Sutton, and John T. Schofield), two Class II directors (Charles R. Kokesh and John M. Toups) and two Class III directors (Frank R. Pope and James M. Strock), who will serve until the annual meetings of stockholders to be held in 2000, 2001 and 1999, respectively, or until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire at the annual meeting.

  The terms of the two directors in Class III will expire on the date of the upcoming annual meeting. Two persons are to be elected to Class III at the meeting. The nominees for election by the stockholders to these two positions are Frank R. Pope and James M. Strock, both current members of the Board of Directors in Class III. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders in 2002, or until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the Proxies may be voted for such substitute nominees as management may designate. The proxy holders have also been advised that in the event any of the nominees shall not be available for election, a circumstance that is not currently expected, they may vote for the election of substitute nominees in accordance with their judgment.

  There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he is or was to be selected as a director or officer of the Company.

  The names of the nominees and other information about members of the Board of Directors, are set forth below:

Name of Nominees                  Age
----------------                  ---
Frank R. Pope(1)(2).............. 49
James M. Strock(2)............... 42

                     Principal Occupation                  Director
                     --------------------                   Since
                                                           --------
                     Managing Director, Verdigris Capital    1995
                     Principal, Strock Enterprises
--------              Inc.                                   1997

(1)Member of the Audit Committee
(2)Member of the Compensation Committee

  John T. Schofield (age 61). Mr. Schofield has been President and Chief Executive Officer of the Company since April 1992, and Chairman of the Board since December 1993. From April 1981 to September 1991, Mr. Schofield served in various executive positions at International Technology Corporation, an environmental management company, where he directed technical services, business activities, strategic planning and development. Mr. Schofield holds a B.Sc. Honours in Chemistry from the University of Manchester, England.

  Robi Blumenstein (age 42). Mr. Blumenstein has been a Director of the Company since November 1994. Mr. Blumenstein has been with CIBC Capital Partners, the merchant banking division of the Canadian Imperial Bank of Commerce, since January 1994, most recently as a Managing Director. Mr. Blumenstein holds a B.A. and an LL.B. from the University of Toronto and an M.B.A from Harvard Business School.

  Charles R. Kokesh (age 51). Mr. Kokesh has been a Director of the Company since March 1998. Mr. Kokesh is the founder and managing general partner of Technology Funding, a professional venture capital firm headquartered in Silicon Valley. He has served in this capacity since 1979. Mr. Kokesh also serves on the board of directors of Adesso Specialty Services Inc. Mr. Kokesh received an A.B. from Harvard College, an M.B.A. from Harvard Business School, and a J.D. from Boalt Hall School of Law, University of California at Berkeley.

  Frank R. Pope (age 49). Mr. Pope has been a Director of the Company since 1994. Mr. Pope has been the Managing Director of Verdigris Capital, an environmental investment banking firm since October 1996. From 1981 until October 1996, Mr. Pope was a general partner of Technology Funding, a professional venture capital firm. Mr. Pope currently serves on the board of directors of Medstone International, Inc. and Advanced BioCatalytics Corp. where Mr. Pope also serves as Vice President, Corporate Development. Mr. Pope holds a B.A. from Stanford University, an M.B.A. from the University of Santa Clara Graduate School of Business and a J.D. from the University of Santa Clara School of Law.

  James M. Strock (age 42). Mr. Strock has been a Director of the Company since October 1997. Since June 1997, Mr. Strock has been the Principal of Strock Enterprises Inc., a management and public affairs consultancy based in San Francisco. Mr. Strock served as California's first Secretary for Environmental Protection from 1991-1997. He was chief law enforcement officer of the U.S. Environmental Protection Agency from 1989 to 1991. Mr. Strock is a member of the Council on Foreign Relations. He holds an A.B. and J.D. from Harvard University.

  Joseph W. Sutton (age 51). Mr. Sutton has been a Director of the Company since September 1998. Since 1992, Mr. Sutton has been with Enron International, the international developing markets arm of Enron Corp., most recently as President and Chief Executive Officer. Mr. Sutton serves on the board of directors of National Bureau of Research and the US-India Business Council, among several others. Mr. Sutton also serves on several Enron affiliate boards of directors throughout the world and is a member of the Management Committee of Entrol Corp. Prior to joining Enron Mr. Sutton was a career army officer. Mr. Sutton obtained a B.B.A. from Ohio University and holds an M.S. and M.B.A. from Indiana and Long Island Universities.

  John M. Toups (age 73). Mr. Toups has been a Director of the Company since November 1994. From January 1978 until his retirement in February 1987, Mr. Toups was the Chief Executive Officer of Planning Research Corporation (PRC), an information technology services company. Mr. Toups currently serves on the board of directors of CACI International Inc., NVR, Inc., Halifax Corporation, Government Technology Services, Inc., and Telepad Corporation. Mr. Toups holds a B.S. in Civil Engineering from the University of California at Berkeley.

Executive Officers of the Registrant

  As of December 31, 1998, the executive officers of the Company, who are elected by and serve at the discretion of the Board of Directors, are as follows:

Name                   Age Position
----                   --- --------
John T. Schofield.....  61 Chairman, President and Chief Executive Officer
Daniel S. Tedone......  50 Executive Vice President and Chief Financial Officer
Edward E. Greene......  50 Vice President, Administration and Secretary
Richard J. Goodier....  52 Director, European Engineering and Operations

  John T. Schofield. Mr. Schofield has been President and Chief Executive Officer of the Company since April 1992, and Chairman of the Board since December 1993. From April 1981 to September 1991, Mr. Schofield served in various executive positions at International Technology Corporation, an environmental management company, where he directed technical services, business activities, strategic planning and development. Mr. Schofield holds a B.Sc. Honours in Chemistry from the University of Manchester, England.

  Daniel S. Tedone. Mr. Tedone joined the Company in April 1998 as Executive Vice President and assumed responsibility for the operation of the Company's core VOC business. In June 1998 Mr. Tedone assumed the additional responsibilities of Chief Financial Officer. From 1992, Mr. Tedone was CEO of Pollution Control Technologies Inc., which was acquired by TRC Companies, Inc. in 1995 and where he served as President and CEO of TRC Process Engineering, Inc. from 1995 until joining Thermatrix. Previously, Mr. Tedone served as President of Vericon Corporation and held positions at Connecticut Resources Recovery Authority and Hartford National Bank & Trust Company. Mr. Tedone holds a Bachelor of Arts degree and an M.B.A. in Finance from the University of Connecticut.

  Edward E. Greene. Mr. Greene has been Vice President, Administration of Thermatrix Inc. since December 1998. He was appointed Secretary of the Company in July 1998 and has been Director of Administrative Services since June 1996. Between 1970 and 1996 Mr. Greene was a serving career Regular Army Officer. Mr. Greene holds a Bachelor of Science degree in Economics from Gannon College and a Master of Arts in Economics from the University of Oklahoma.

  Richard J. Goodier. Mr. Goodier joined the Company as Director, European Engineering and Operations, in February 1997 and manages the European engineering and operations. Prior to joining Thermatrix, he held a variety of senior management positions in Hickson International PLC, A.H. Marks & Co. Ltd., AE&CI (South Africa), Amoco Europe and Shell Chemicals. Mr. Goodier holds a B.Sc. Honours in Mechanical Engineering and is a Chartered Engineer with the Institution of Mechanical Engineers in London.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten-percent (10%) of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Such officers and ten-percent stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during fiscal 1998, all filing requirements pursuant to Section 16(a) were made by applicable officers, directors and ten-percent stockholders.

Significant Employees of the Registrant

  As of August 13, 1999 significant employees of the Company were:

  Alexander G. Baldwin (age 46), Director of Projects, United States and Asia. Mr. Baldwin has over twenty years industrial management experience. Since 1992, Mr. Baldwin has been employed by the Company in a variety of senior management roles. From 1990 until joining the Company he was employed by the Pollution Control Systems Division of International Technology Corporation as Director of Projects. Mr. Baldwin is a certified Project Manager and has a BS and MS from UC Berkeley in Civil Engineering.

  Michael W. Bradley (age 47), Executive Director, Thermatrix Division (UK). Mr. Bradley joined the Company in June 1999. He has over twenty five years industrial management experience. Since 1978 he has served in varying management roles within Kvaerner project, proposal and sales management groups, culminating in his appointment as Operations Director for Kvaerner Water in 1992. Mr. Bradley is a chartered engineer and holds a B. Eng. (honors) in Chemical Engineering from Bradford University.

  James Clark (age 49), Executive Vice President, Wahlco Air Systems Division. Mr. Clark joined the Company in April 1999 and has over twenty-six (26) years of experience with environmental firms supplying software and hardware products and services in the industrial air pollution control field. In 1996, he was appointed general manager of KVB, a leading worldwide provider of industrial emissions monitoring and control systems following a variety of marketing and operations management roles held since joining KVB in 1992. Previously, Mr. Clark gained extensive experience from Western Precipitation, JOY Manufacturing Company, a leading supplier of industrial air pollution control equipment, where he held various R&D, engineering, and marketing positions since 1972. Mr. Clark received his MBA from Loyola Marymount University and a BSE from California State University at Long Beach.

  John C. Delk (age 50), Executive Vice President, Thermatrix Diesel Systems Division. Mr. Delk joined the Company in June 1999 and has over twenty five years of management experience. From 1979 until joining the Company he was employed in various management roles by Bendix Corporation. Following their takeover by Seimens he served as Product Group Manager/Director with Seimens Automotive Corporation and Vice President and General Manager of Seimens Automotive Emissions Components Division. Mr. Delk holds a BS in Industrial Engineering from the General Motors Institute and an MBA from Xavier University.

  Richard J. Goodier (age 52), Executive Director Thermatrix (UK). Mr. Goodier joined the Company in 1997 to manage the operations of the European branch. In the more than 20 years proceeding his joining Thermatrix he has held a variety of senior management positions at Hickson International plc, A.H. Marks & Co. Ltd, AE&CI, Amoco Europe and Shell Chemicals. Mr. Goodier holds a B.Sc. Honors in Mechanical Engineering and is a Chartered Engineer.

  Brookman P. March (age 54), Executive Vice President Wahlco Metroflex Division (US). Mr. March has more than twenty five years of management experience. Prior to joining Wahlco-Metroflex in 1994, Mr. March served as the Vice President of Operations for the IT-McGill Division of International Technology, Inc. He has also served in various management roles for The Standard Oil Corporation, and Foster Wheeler Corporation. Mr. March holds a BS in Mechanical Engineering from Lafayette College.

  Alex Widerman (age 46), Executive Director Treste Services Division.
Mr. Widerman has been employed by Treste since 1971. Over the past 27 years Mr. Widerman has been involved in various types of management roles including general manufacturing, contract management, procurement, estimating and production control. Mr. Widerman holds an ONC in Mechanical Engineering.

  David R. Wright (age 60), Executive Director Teddington Bellows Division. Mr. Wright has over thirty five years experience in industrial management and has been serving as a paid consultant to the Company since July 1997. From March 1994 until July 1997 he was employed by the Company in various executive roles in Europe. From January 1989 through November 1993 Mr. Wright served in various executive positions at International Technology Corporation Europe, plc and as a consultant to Waste Management International plc. Mr. Wright was trained as an electrical controls engineer at High Wycombe College of Technology.

Required Vote

  If a quorum is present and voting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present in determining if a quorum is present but because directors are elected by a plurality vote, will have no impact once a quorum is present. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes."

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
                           THE NOMINEES LISTED ABOVE

Board Meetings and Committees

  The Board of Directors of the Company held a total of seven (7) meetings and took a total of one (1) action by written consent during the fiscal year ended December 31, 1998. No director serving during such fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which such director served. The Board of Directors has two committees, the Audit Committee and the Compensation Committee.

  The Audit Committee of the Board of Directors, which consists of Messrs. Kokesh, Pope, and Toups, held one (1) meeting during the last fiscal year. The Audit Committee reviews and advises the Board of Directors regarding the Company's accounting matters and is responsible for reviewing and recommending the engagement of the Company's independent public accountants and the services to be performed by them, and reviewing and evaluating the accounting principles being applied to the Company's financial reports.

  The Compensation Committee of the Board of Directors, which consists of Messrs. Blumenstein, Healer and Strock, held two (2) meetings during the last fiscal year. The Compensation Committee establishes the overall executive compensation strategies of the Company and approves compensation elements for the chief executive officer, other executive officers, and employees earning in excess of $100,000 per year.

  The Compensation Committee is responsible for reviewing and approving management recommendations regarding the granting or sale of any stock options, stock purchase rights or shares to any employee or consultant of the Company. The Committee may act on such recommendations or refer them to the Board for final authorization.

  The Board of Directors has no nominating committee or any committee performing such functions.

Director Compensation

  Directors are not paid any cash compensation from the Company for their services as members of the Board or any committee thereof, although they are reimbursed for reasonable out-of-pocket expenses incurred by them in attending such meetings.

  The Company's 1996 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in March 1996 and was approved by the stockholders in April 1996. The Director Plan provides for the automatic and non-discretionary grant of nonqualified stock options to purchase 6,667 shares of the Company's Common Stock to directors who are not employed by the Company ("Outside Directors") on the date upon which such person first becomes an Outside Director ("Initial Option"). Thereafter, each Outside Director is automatically granted an option to purchase 1,667 shares of Common Stock on January 1 of each year, beginning January 1, 1997 ("Subsequent Option"), provided he or she has served as a director for at least six months as of such date. The exercise price of options granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date of grant. Initial Options vest and become exercisable as to 12% of the shares subject to the option six months after the date of grant and as to an additional 12% of the shares at the end of each six-month period thereafter, provided the optionee continues to serve as a director on such date. Subsequent Options vest and become exercisable as to 50% of the shares subject to the Subsequent Option six months after the date of grant and as to the remaining 50% one year after the date of grant, provided the optionee continues to serve as a director on such date.

  On January 1, 1998, a Subsequent Option to purchase 1,667 shares of Common Stock was automatically granted to Messrs. Blumenstein, Healer, Pope and Toups and to Ms. Mark at an exercise price of $1.625 per share. In March 1998, Mr. Kokesh was granted an Initial Option to purchase 6,667 shares of Common Stock at an exercise price of $2.50 per share. In June 1998, Mr. Sutton was granted an Initial Option to purchase 6,667 shares of Common Stock at an exercise price of $4.375 per share. On January 1, 1999, a Subsequent Option to purchase 1,667 share of Common Stock was automatically granted to Messrs. Blumenstein, Healer, Kokesh, Pope, Strock, Sutton and Toups at an exercise price of $3.625 per share.

  A total of 83,334 shares of Common Stock has been reserved for issuance under the Director Plan. As of August 13, 1999, no shares of Common Stock had been issued upon the exercise of options granted under the Director Plan, options to purchase 60,006 shares of Common Stock at a weighted average exercise price of $6.75 per share were outstanding, 35,841 options were exercisable and 23,328 shares were available for future issuance.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee consists of Messrs. Blumenstein, Pope and Strock. Mr. Schofield also participates in discussions regarding salaries and incentive compensation for all employees (including officers) and consultants to the Company, except that Mr. Schofield is excluded from discussions regarding his own salary and incentive compensation. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director or a board committee member of the Company.

                                 PROPOSAL TWO

 APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR
                   ISSUANCE UNDER THE 1996 STOCK OPTION PLAN

General

  This plan is designed to attract and retain the best available personnel for positions of significant responsibility within the Company and to provide additional incentive to employees and consultants to promote the success of the Company's business. If approved, the Proposal will increase the number of shares reserved by 300,000 shares. A total of 333,334 shares have been reserved under this Plan and as of August 13, 1999, 29,557 shares remain available for granting. With approval of the proposed additional reserved shares it is anticipated that sufficient shares will be available for two years. 13,542 shares of Common Stock have been issued as a result of the exercise of grants under this Plan. Options to purchase 290,235 shares of common stock at a weighted average exercise price of $4.21 per share are outstanding with 96,149 options exercisable.

Reasons For the Proposed Amendment

  Each year the Company reviews the number of shares available for issuance under this program and estimates the number of shares expected to be consumed in operation during the following two years. The Board of Directors believes that the shares remaining available for issuance pursuant to this program are not sufficient to meet expected requirements over the next two years. Accordingly, at the Annual Meeting, the stockholders are being requested to consider and to approve the amendment of this program to increase the number of shares of Common Stock reserved for issuance.

Summary of the 1996 Stock Option Plan

  The material features of the plan are summarized below. A complete copy of the plan is available from the Company upon request.

  Administration. With respect to grants to employees who are also officers and Directors, subject to Section 16 of the Exchange Act, the Plan is administered by the Board of Directors in such a manner as to comply with Rule 16b-3, in that all grants or share purchases are reviewed by the Compensation Committee, consisting of two or more non-employee Directors, prior to being reviewed by the Board as a whole. For all other employees and consultants the Plan is administered by the Board.

  Plan Summary. The 1996 Plan provides that options and stock purchase rights may be granted to employees and consultants to the Company. Options granted under the 1996 Plan may be either incentive stock options or non-statutory stock options. The Company may also grant stock purchase rights under the 1996 Plan. The Compensation Committee is responsible for reviewing and approving management recommendations regarding the granting or sale of any stock options, stock purchase rights or shares to any employee or consultant of the Company. The Committee may act on such recommendations or refer them to the Board for final authorization. The exercise price and vesting of all grants are determined by the Board of Directors or its designee. All grants vest over four years with initial grants vesting 25% after the first anniversary of the grant and the remainder of the grant vesting in equal portions over the remaining 36 months of the vesting period. Subsequent grants vest in equal portions over the 48 month term of the vesting period. Options granted under the 1996 Plan expire 10 years from the date of grant. The 1996 Plan will terminate in 2006. The Board of Directors adopted a sub-plan of the 1996 Plan for the purpose of qualifying for preferred tax treatment under UK tax laws. The UK Inland Revenue approved the sub-plan effective January 30, 1998.

Certain Federal Income Tax Information

  An optionee who is granted an incentive stock option will not recognize taxable income either at the time of the grant or exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after the grant of the option and one year after the exercise, any gain or loss will be treated as a long term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of the sale or exchange equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise, or
(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is subject to Section 16 of the Exchange Act. Any gain or loss recognized on such a premature disposition in excess of the amount treated as ordinary income will be characterized as short-term or long- term capital gain or loss, depending on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by an optionee with respect to shares acquired upon exercise of an option.

  All of the options, which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee. Upon disposition of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending the holding period.

  The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% Stockholder of the Company.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION. IT DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE TAX CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

Required Vote

  The stockholders are being asked to approve such amendment. The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve PROPOSAL TWO. The effect of an abstention and broker non-vote is the same as that of a vote against the proposal. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes."

Potential Conflict of Interest

  The Board of Directors has a potential conflict of interest in recommending this proposal because the Plan permits participation by members of the Board who are employees or consultants of the Company. The Board does not normally make grants to a member, except to the Ceo, who is both a member of the Board and an employee of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE
 INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER
                          THE 1996 STOCK OPTION PLAN.

                                PROPOSAL THREE

 APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR
                 ISSUANCE UNDER THE 1996 DIRECTOR OPTION PLAN

General

  The Director Option Plan is designed to attract and retain the best available personnel for service as outside Directors of the Company. If approved, the Proposal will increase the number of shares reserved by 20,000 shares. A total of 83,334 shares had been reserved under this Plan. As of August 13, 1999, no shares of Common Stock had been issued upon the exercise of options granted under the Director Plan, options to purchase 60,006 shares of Common Stock at a weighted average exercise price of $6.75 per share were outstanding, 35,841 options were exercisable and 23,328 shares were available for future issuance.

Reasons For the Proposed Amendment

  Each year the Company reviews the number of shares available for issuance under this program and estimates the number of shares expected to be consumed in operation during the following two years. The Board of Directors believes that the shares remaining available for issuance pursuant to this program is not sufficient to meet expected requirements over the next two years. Accordingly, at the Annual Meeting, the stockholders are being requested to consider and to approve the amendment of this program to increase the number of shares of Common Stock reserved for issuance.

Summary of the Directors Stock Option Plan

  The material features of the plan are summarized below. A complete copy of the plan is available from the Company upon request.

  Administration. The plan is designed to be effective automatically, without requiring administration. However, to the extent administration is required, it is provided by the Board.

  Plan Summary. The Directors Plan provides for an automatic grant to each director of an initial option to purchase 6,667 shares of common stock ("First Option") upon the date on which such person becomes a non-employee director, and an additional option to purchase 1,667 shares of common stock ("Subsequent Option") each year, if the director has served on the Company's Board of Directors for at least six months. Options granted under the Directors Plan expire ten years after the date of grant. Twelve and one-half percent of the shares subject to a First Option will vest six months after its date of grant and an additional twelve and one-half percent will vest at the end of each six-month period thereafter. One-half of the shares subject to a Subsequent Option will vest six months after the date of the option grant and as to the remaining one-half, one year after the date of grant. The exercise price per share of all options shall be equal to the fair market value of the Company's common stock on the date of grant. The Directors Plan will terminate in 2006.

Material Federal Income Tax Information

  Options granted under the Directors Plan are non-statutory options. An optionee will not recognize any taxable income at the time of the grant of a non-statutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. Because the optionee is a Director of the Company and therefore subject to Section 16 of the Exchange Act, the date of taxation (and the date of measurement of taxable ordinary income) may be deferred unless the optionee files an election under
Section 83(b) of the Code. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as a capital gain or loss. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION. IT DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE TAX CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR THE CONSULTANT MAY RESIDE.

Required Vote

  The stockholders are being asked to approve such amendment. The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve PROPOSAL THREE. The effect of an abstention and broker non-vote is the same as that of a vote against the proposal. See "Information Concerning Solicitation and Voting -- Quorum; Abstentions; Broker Non-Votes."

Potential Conflict of Interest

  Participation in this plan is limited to those non-employee members of the Board of Directors and each may benefit now, and in the future, from the provisions of this Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE
 INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER
                        THE 1996 DIRECTOR OPTION PLAN.

                                 PROPOSAL FOUR

 APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR
                ISSUANCE UNDER THE EMPLOYEE STOCK PURCHASE PLAN

General

  The purpose of the ESPP is to provide employees of the Company with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. If approved, the Proposal will increase the number of shares reserved by 60,000 shares. A total of 116,667 shares were initially reserved under this Plan and at the Annual Shareholders Meeting in 1998 an additional 100,000 shares were reserved. As of August 13, 1999, 106,412 shares of Common stock had been issued under the ESPP at an average price of $2.32 per share and 110,255 shares remain available for purchase.

Reasons For the Proposed Amendment

  Each year the Company reviews the number of shares available for issuance under this program and estimates the number of shares expected to be consumed in operation during the following two years. The Board of Directors believes that the shares remaining available for issuance pursuant to this program is not sufficient to meet expected requirements over the next two years. Accordingly, at the Annual Meeting, the stockholders are being requested to consider and to approve the amendment of this program to increase the number of shares of Common Stock reserved for issuance.

Summary of the Employee Stock Purchase Plan

  The material features of the plan are summarized below. A complete copy of the plan is available from the Company upon request.

  Administration. The Compensation Committee of the Board of Directors is responsible for administering the Plan and for ensuring that management operates the Plan in accordance with the Plan documents. All questions of interpretation or application of the ESPP are determined by the Board or its committee, whose decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the ESPP but may not vote on any matter affecting the administration thereof or the grant of any option pursuant thereto. No director who is eligible to participate in the ESPP may be a member of the committee appointed to administer it. No charges for administrative or other costs may be made against the payroll deductions of a participant in the ESPP. Members of the Board receive no additional compensation for their services in connection with the administration of the ESPP.

  Eligibility and Participation. Any person who is employed by the Company (or any of its majority-owned subsidiaries) for 20 hours per week and more than five months in a calendar year is eligible to participate in the ESPP, provided that the employee is employed on the first day of an offering period.

  Offering Dates. The ESPP is generally implemented during consecutive six-month offering periods. The offering periods commence on May 1 and November 1 of each year.

  Purchase Price. The purchase price per share at which shares will be sold under the ESPP is the lower of 85% of the fair market value of the Common Stock on the first day of each offering period or 85% of the fair market value of the Common Stock on the Exercise Date.

  The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 15% of a participant's eligible compensation, which is defined in the ESPP to include the regular straight time gross salary (including authorized paid time off) in effect at the beginning of the offering period, but excluding overtime, shift premium, incentive compensation and payments, bonuses, commissions and other compensation.

  Withdrawal. A participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the ESPP.

  Capital Changes. In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made in the shares subject to purchase under the ESPP and in the purchase price per share, subject to any required action by stockholders of the Company.

Material Federal Income Tax Information

  The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

  THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION. IT DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE TAX CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR THE CONSULTANT MAY RESIDE.

Plan Benefits

  The Company cannot now determine the number of shares to be purchased in the future by the named executive officers, all current executive officers as a group or all employees (excluding executive officers) as a group. In the fiscal year ended December 31, 1998, however, the following shares of Common Stock were purchased by such persons pursuant to the ESPP:


      Name                                                     Number of Shares
      ----                                                     ----------------
      John T. Schofield.......................................       4,878
      Alexander G. Baldwin....................................         520
      Edward E. Greene........................................       1,983
      Richard J. Goodier......................................           0
      Barbara E. Krimsky......................................       8,741
      Daniel S. Tedone........................................           0
      All current executive officers (6 persons)..............      16,122
      All employees (excluding current executive officers)....      31,610

Required Vote

  The stockholders are being asked to approve such amendment. The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve PROPOSAL FOUR. The effect of an abstention and broker non-vote is the same as that of a vote against the proposal. See "Information Concerning Solicitation and Voting -- Quorum; Abstentions; Broker Non-Votes."

Potential Conflict of Interest

  Any member of the Board of Directors who is now, or becomes in the future, an employee of the Company, would be eligible to participate in this Plan and could benefit from its provisions.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE
  INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER
                       THE EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL FIVE

       RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1999, and recommends that stockholders vote for ratification of such appointment. If there is a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote

  The ratification of the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote on this subject matter at the meeting. An abstention is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal. A broker non-vote will not be treated as entitled to vote on this subject matter at the meeting. See "Information Concerning Solicitation and Voting-Quorum; Abstentions; Broker Non-Votes."

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
            RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each of the Company's executive officers named in the Summary Compensation Table appearing herein (the "Named Executive Officers"), (ii) each director, (iii) all of the Company's executive officers and directors as a group, and (iv) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock. The Company knows of no agreements among its stockholders that relate to voting or investment power of its shares of Common Stock.

Named Executive Officers, Directors, and All Directors and Named Executive Officers as a Group

                                                      Beneficial Ownership(1)
                                                      ------------------------
                                                       Number of    Percent of
                                                         Shares       Total
                                                      ------------- ----------
   John T. Schofield(2)..............................       453,614       5.58
   Daniel S. Tedone(3)...............................        19,708          *
   Alexander G. Baldwin(4)...........................        10,347          *
   Richard J. Goodier(5).............................         5,312          *
   Edward E. Greene(6)...............................         8,200          *
   Barbara E. Krimsky(7).............................        15,444          *
   Robi Blumenstein(8)(9)............................       841,074      10.68
   Charles R. Kokesh(10)(11).........................     1,210,152      15.44
   Frank R. Pope(12).................................        96,354       1.23
   James M. Strock(13)...............................         3,335          *
   Joseph W. Sutton(14)..............................         2,501          *
   John M. Toups(15).................................        49,969          *
   All named executive officers and directors as a
    group (12 persons)(16)...........................     2,716,010      32.64

5% Stockholders:

   Charles River Partnerships VI, L.P. and Charles River
    Partnership VI-A, L.P. ....................................    417,939  5.36
     10 Post Office Square, Suite 1330, Boston, MA 02109
   CIBC WMV Inc.(8)............................................    831,906 10.57
     425 Lexington Ave., 2nd Floor, New York, NY 10017-3903
   Denise Hale, George T. Cronin and Thomas M. Peterson as
    Successor Co-trustees of the Prentis Cobb Hale Trust U/A
    dated 7/13/93, as amended..................................    420,863  5.40
     Brobeck Phelger & Harrison L.L.P., Attn: Thomas M. Peterson
     One Market Plaza, Spear Street Tower, San Francisco, CA 94105
   Technology Funding Partners III, L.P. and Technology Funding
    Venture Partners IV, an Aggressive Growth Fund, L.P.(10)...  1,206,817 15.41
     2000 Alamada de las Pulgas, Suite 250, San Mateo, CA 94403
   Newco, Vencap, Inc., and Onex Corporation(17)
     240-222 Baseline Road, Suite 9B...........................    394,329  5.06
     Sherwood Park, Alberta T8H 1S8, CANADA
   The Venture Capital Fund of New England II, L.P. and
     The Venture Capital Fund of New England III, L.P.(18).....    639,304  8.20
     160 Federal Street, 23rd Floor, Boston, MA 02110
   Ventana Environmental Partnership L.P.
     18881 Van Karman Ave. Tower 17, Suite 350.................    533,429  6.84
     Irvine, CA 92715
   Wexford Management LLC,
     411 W. Putnam Ave., Greenwich, CT 06830(19)...............    450,000  5.46

--------
 *Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Options to purchase shares of Common Stock which are currently exercisable or will become exercisable within 60 days of the Record Date, are deemed to be outstanding for purposes of computing the percentage of the shares held by an individual but are not outstanding for purposes of computing the percentage of any other person. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
 (2) Includes 344,256 shares subject to stock options that are exercisable within 60 days of August 13, 1999.
 (3) Includes 17,708 shares subject to stock options that are exercisable within 60 days of August 13, 1999.
 (4) Includes 10,347 shares subject to stock options that are exercisable within 60 days of August 13, 1999. Mr. Baldwin ceased being an executive officer of the Company as of August 31, 1997 although he is still an employee of the Company.
 (5) Includes 5,312 shares subject to stock options that are exercisable within 60 days of August 13, 1999.
 (6) Includes 3,875 shares subject to stock options that are exercisable within 60 days of August 13, 1999.
 (7) Ms. Krimsky ceased being an executive officer of the Company as of October 31, 1998, and left the Company effective April 30, 1999.
 (8) Mr. Blumenstein is a director and officer of CIBC WMV Inc. and, therefore, may be deemed to beneficially own the shares held by CIBC WMV Inc. (831,906). Mr. Blumenstein disclaims beneficial ownership of the 761,906 shares. This total includes 70,000 warrants but does not include 2000 shares of Series E Preferred Stock.
 (9) Includes 9,168 shares subject to stock options that are exercisable within 60 days of August 13, 1999.
(10) Mr. Kokesh is a managing general partner of Technology Funding and, therefore, may be deemed to beneficially own the shares held by Technology Funding Partners. Includes 62,772 shares held by Technology Funding Partners, which pursuant to an agreement between Mr. Pope and Technology Funding Partners, Mr. Pope is entitled to receive at such time as Technology Funding Partners distributes the assets of the partnership to its limited partners. See footnote (12). This total (1,206,817) includes 35,000 warrants but does not include 1000 shares of Series E Preferred Stock.
(11) Includes 3,335 shares subject to stock options that are exercisable within 60 days of August 13, 1999.
(12) Includes 9,168 shares subject to stock options that are exercisable within 60 days of August 13, 1999 but does not include 62,772 shares held by Technology Funding Partners and which Mr. Pope is entitled to receive upon distribution. See footnote (10).
(13) All 3,885 shares are subject to stock options that are exercisable within 60 days of August 13, 1999.
(14) All 2,501 shares are subject to stock options that are exercisable within 60 days of August 13, 1999.
(15) Includes 19,169 shares subject to stock options that are exercisable within 60 days of August 13, 1999.
(16) Includes 418,174 shares subject to stock options and warrants that are exercisable within 60 days of August 13, 1999.
(17) Based on information provided pursuant to Schedule 13G filed with the Securities and Exchange Commission on February 12, 1999. The Company has become aware of the fact that all 394,329 shares have been purchased by Landmark Secondary Partners L.P. of Simsbury, CT. Effective July 22, 1999.
(18) Includes 4,000 shares of common stock and 9,168 shares of common stock subject to options that are exercisable within 60 days of August 13, 1999 belonging to Mr. Harry J. Healer, Jr., a former Director of the Company and a general partner of the Venture Capital Fund of New England. Also includes warrants to purchase 2,726 common shares.
(19) Includes 450,000 warrants exercisable for 450,000 shares of the Company's common stock at any time prior to 5:00 p.m (EST) February 25, 2004.

                            EXECUTIVE COMPENSATION

Summary Compensation

  The following table shows, as to the Chief Executive Officer and each of the other five most highly compensated executive officers, information concerning compensation awarded to, earned by or paid for services to the Company in all capacities during the three years ended December 31, 1998.

                          Summary Compensation Table

                                                                    Long-Term
                                                                  Compensation
                            Annual Compensation                      Awards
                           ----------------------                 -------------
                                                                   Securities
    Name and Principal                               All Other     Underlying
         Position          Year  Salary  Bonus(1) Compensation(2) Options(#)(3)
    ------------------     ---- -------- -------- --------------- -------------
John T. Schofield......... 1998 $220,000  $ --        $ 5,280        150,000
 Chairman, President and   1997  220,000    --          1,636            --
  Chief Executive Officer  1996  215,625    --          3,235         33,334
Daniel S. Tedone(4)....... 1998  137,890    --         24,909         50,000
 Executive Vice President, 1997      --     --            --             --
 Chief Financial Officer   1996      --     --            --             --
Alexander G. Baldwin(5)... 1998  121,250    --          2,910          2,500
 Director, Engineering and 1997  125,000    --            952            --
  Operations, US and Asia  1996  123,542    --            900         10,000
Richard J. Goodier(6)..... 1998  138,050    --          3,313          5,000
 Director, Engineering &   1997  120,546    --            768          5,000
  Operations, Europe       1996      --     --            --             --
Edward E. Greene(7)....... 1998   95,000    --          2,280         10,000
 Vice President,           1997      --     --            --             --
 Administration            1996      --     --            --           7,000
 and Secretary
Barbara E. Krimsky(8)..... 1998  125,000    --         28,500         10,000
 Vice President,           1997  120,000    --            916            --
  Administration           1996  115,625                  833         11,667

--------
(1) No Bonuses were granted.
(2) "All Other Compensation" includes premiums for life insurance policies, a non-qualified relocation payment to Mr. Tedone, and a severance payment to Ms. Krimsky in the amount of $25,000 related to the termination of her employment.
(3) These shares are subject to exercise under stock options granted under the Company's stock option plans.
(4) Mr. Tedone joined the Company April 13, 1998 and, therefore, his salary from April 13, 1998 to December 31, 1998 reflects less than a full year.
(5) Mr. Baldwin ceased being an executive officer of the Company as of August 31, 1997 although he is still an employee of the Company.
(6) Mr. Goodier is paid in pounds sterling which have been converted into U.S. dollars at the exchange rate for the applicable fiscal year of $1.65.
(7) Mr. Greene was appointed Secretary of the Corporation on September 15, 1998 and became Vice President, Administration on December 1, 1998.
(8) Mr. Krimsky ceased being an executive officer of the Company as of October 31, 1998 and will leave the Company as of April 30, 1999.

Stock Option Grants and Exercises

  The following table shows, as to the Named Executive Officers, information concerning stock options granted during the fiscal year ended December 31, 1998.

                       Option Grants in Last Fiscal Year

                                                                           Potential Realizable
                                                                             Value at Assumed
                                                                           Annual Rates of Stock
                                                                            Price Appreciation
                                         Individual Grants                 for Option Term($)(1)
                         ------------------------------------------------- ----------------------
                           Number of     % of Total
                          Securities      Options
                          Underlying     Granted to   Exercise
                            Options      Employees    Price Per Expiration
          Name           Granted(#)(2) in Fiscal Year Shares($)  Date(3)       5%        10%
          ----           ------------- -------------- --------- ---------- ---------- -----------
John T. Schofield.......    37,500         12.36%       $4.50   06/12/2008 $  106,126 $  268,944
                            37,500         12.36%        5.00   06/12/2008     87,376    250,194
                            37,500         12.36%        5.50   06/12/2008     68,626    231,444
                            37,500         12.36%        6.00   06/12/2008     49,876    212,694
Daniel S. Tedone........    50,000         16.48%        2.63   04/14/2008     92,723    225,390
Alexander G. Baldwin....     2,500          0.82%        4.50   06/12/2008      7,075     17,930
Richard J. Goodier......     5,000          1.65%        1.50   01/30/2008      4,717     11,953
Edward E. Greene........     3,000          1.00%        1.50   01/30/2008      2,830      7,172
                             7,000          2.31%        2.50   03/17/2008     11,006     27,890
Barbara E. Krimsky......    10,000          3.30%        1.50   01/30/2008      9,433     23,906

--------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions.

(2) Option grants generally vest over a 48-month period. Initial grants vest and become exercisable as to 1/48th of the shares subject to the grant twelve months after the vesting commencement date and as to an additional 1/48th of the shares at the end of each month thereafter provided the optionee continues to serve as an employee on such date. Subsequent grants vest and become exercisable as to 1/48th of the shares subject to the subsequent grant one month after the vesting commencement date and as to an additional 1/48th of the shares at the end of each month thereafter, provided the optionee continues to serve as an employee on such date.

(3) Options may terminate before their expiration date if the optionee's status as an employee is terminated.

  The following table shows, as to the Named Executive Officers, information concerning stock options exercised during the fiscal year ended December 31, 1998 and the value of unexercised options at such date.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                       Number of Securities  Value of Unexercised
                                                      Underlying Unexercised In-the-Money Options
                                                         Options/SARs at      December 31, 1998
                                                       December 31, 1998(#)         ($)(1)
                         --------------- ------------ ---------------------- --------------------
                         Shares Acquired    Value          Exercisable/          Exercisable/
          Name           on Exercise (#) Realized ($)     Unexercisable         Unexercisable
          ----           --------------- ------------ ---------------------- --------------------
John T. Schofield.......        --             --        278,005/164,584       $647,022/20,834
Daniel S. Tedone........        --             --               0/50,000              0/50,000
Alexander G. Baldwin....      5,833        $15,276           8,855/5,728           7,318/3,463
Richard J. Goodier......        --             --            3,438/6,562           2,435/8,190
Edward E. Greene........        --             --            2,001/7,999          2,939/11,311
Barbara E. Krimsky......        --             --               36,668/0              70,420/0

--------
(1) Based on the fair market value of the Company's Common Stock at December 31, 1998 of $3.625 per share, less the exercise price to be paid for such shares.

Employment Agreements

  The Company has no employment contracts with any of its officers and has no compensatory plan or arrangement which is activated upon resignation, termination or retirement of any such officer upon a change in control of the Company other than required by law. Under certain circumstances both the 1996 Stock Plan and the Director Plan provide for the accelerated vesting of all outstanding options upon a change in control.

Other Employee Benefit Plans

 1987 Incentive Stock Plan

  The Company's 1987 Incentive Stock Plan, as amended (the "1987 Stock Plan") was adopted by the Board of Directors in August 1987 and approved by the stockholders in February 1988. The 1987 Stock Plan provided for grants of incentive stock options to employees (including officers and employee directors) and non-statutory stock options to non-employees (including non-employee directors) and consultants of the Company. A total of 907,651 shares of Common Stock was reserved for issuance under the 1987 Stock Plan. As of August 13, 1999, 374,556, shares of Common Stock had been issued upon the exercise of options granted under the 1987 Stock Plan and options to purchase 372,935 shares of Common Stock at a weighted average exercise price of $1.47 per share were outstanding. The Plan terminated in 1997 and no further options will be granted under the 1987 Stock Plan. Options under the 1987 Stock Plan become exercisable at varying rates over vesting periods determined by the Board of Directors (generally one to ten years), and as of August 13, 1999, 339,380 options were exercisable.

 1996 Stock Plan

  The Company's 1996 Stock Plan (the "1996 Plan") was adopted by the Board of Directors in March 1996 and approved by the stockholders in April 1996. The Board of Directors adopted a sub-plan of the 1996 Plan for the purpose of qualifying for preferred tax treatment under UK tax laws. The UK Inland Revenue approved the sub-plan effective January 30, 1998. A total of 333,334 shares of Common Stock has been reserved for issuance under the 1996 Plan. As of August 13, 1999, 13,542 shares of Common Stock had been issued upon the exercise of options granted under the 1996 Plan, options to purchase 290,235 shares of Common Stock at a weighted average exercise price of $4.21 per share were outstanding, 96,149 options were exercisable and 29,557 shares were available for issuance.

 401(k) Savings Plan

  The Company maintains the Thermatrix Inc. 401(k) Plan, a defined contribution retirement plan with a cash or deferred arrangement as described in Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan is intended to be qualified under Section 401(a) of the Code. All employees of the Company are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant make elective contributions of a percentage of his or her compensation, subject to statutory limits.

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Exchange Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 26 shall not be incorporated by reference into any such filings.

General

  The Compensation Committee (the "Committee") of the Board of Directors establishes the overall executive compensation strategies of the Company and approves compensation elements for the chief executive officer, other executive officers, and employees earning in excess of $100,000 per year. The Committee also recommends stock option awards for employees to the Board. The Committee is comprised of three of the independent, non-employee members of the Board of Directors, none of whom have interlocking relationships as defined by the Securities and Exchange Commission. The Committee has available to it such external compensation advice and data as the Committee deems appropriate to obtain.

  The compensation philosophy of the Committee is to provide a comprehensive compensation package for each executive officer that is tailored to the Company's accomplishment of business strategies, objectives and initiatives. Accordingly, the Committee follows a compensation strategy which utilizes vesting terms to incentivize and reward executives as the Company addresses the challenges associated with growth. As the Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Committee reaches its decisions with a view towards the Company's overall financial performance. The Committee strives to structure each officer's overall compensation package to enable the Company to attract, retain and reward personnel who contribute to the success of the Company.

Executive Officer Compensation

  The Committee's executive compensation policies are designed to enhance the financial performance of the Company and thus stockholder value, by aligning the financial interests of the key executives with those of the stockholders. The executive compensation program is viewed in total considering all of its component parts: an annual compensation component, which consists of base salaries that are generally competitive with those offered by other companies in the industry at similar phases of growth, and a long-term incentive component, which consists of stock options and stock ownership. In determining individual salaries, the Committee considers the individual experience, performance and breadth of responsibilities of each executive officer within the Company in light of the accomplishment of business strategies, objectives and initiatives set forth by the Board periodically. These factors are reviewed for each executive officer annually.

  The Company's 1996 Stock Plan and the ESPP are long-term incentive plans for all employees. These plans are intended to align stockholder and employee interest by creating a direct link between long-term rewards and the value of the Company's shares. The Committee believes that long-term stock ownership by executive officers and all employees is an important factor in achieving both above average growth in share value and retaining valued employees. Since the value of an option bears a direct relationship to the Company's stock price, the Committee believes that options motivate executive officers to manage the Company in a manner which will benefit all stockholders.

  The Option Plans authorize the Committee to award available stock options to employees at any time. Options for executive officers are generally granted at the time of initial employment with the Company, and at later dates at the discretion of the Committee. The size of the initial and later grants are determined by a number of factors including comparable grants to executive officers and employees by other companies which compete in the Company's industry. The exercise price per share of the stock options is normally equal to the prevailing market value of a share of the Company's Common Stock on the date the options are granted.

  The Company has adopted certain broad-based employee benefit plans in which all employees, including the executive officers, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitations on the amounts that may be contributed or the benefits payable under those plans. See "Other Employee Benefit Plans--401(k) Savings Plan."

CEO Compensation

  Compensation for the Chief Executive Officer aligns with the philosophies and practices described above for executive officers in general. Mr. Schofield's base salary was increased to $220,000 from $205,000 in April 1996. Mr. Schofield received no salary increase in 1998. Mr. Schofield received option grants totaling 150,000 shares on June 12, 1998. This was the first grant of options to Mr. Schofield since January 1996. The Company currently does not have a bonus plan for its Chief Executive Officer or any of its other executive officers.

                                          COMPENSATION COMMITTEE
                                          Robi Blumenstein
                                          Frank R. Pope
                                          James M. Strock

                        COMPANY STOCK PRICE PERFORMANCE

  The following graph demonstrates a comparison of cumulative total stockholder returns, calculated on a dividend reinvestment basis and based upon an initial investment of $100 in the Company's Common Stock as compared with the Russell 2000 Index and the Dow Jones Industrial Technology Index. No dividends have been declared or paid on the Company's Common Stock during such period. The stock price performance shown on the graph below is not necessarily indicative of future price performance. The Company's Common Stock began trading on the NASDAQ National Market on June 20, 1996. The graph reflects the Company's stock price performance from the initial public offering through the end of fiscal 1998.

                COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN*
                    AMONG THERMATRIX INC., THE RUSSELL 2000
              INDEX AND THE DOW JONES INDUSTRIAL TECHNOLOGY INDEX


                            [GRAPH APPEARS HERE]


                            Cumulative Total Return

-------------------------------------------------------------------------------

                           6/20/96 6/96 9/96 12/96 3/97 6/97 9/97 12/97 3/98 6/98 9/98 12/98
                           ------- ---- ---- ----- ---- ---- ---- ----- ---- ---- ---- -----
  Thermatrix Inc..........   100   102   67    72   44   24   15    13   21   32   21    29
  Russell 2000............   100    96   96   101   96  112  128   124  136  133  106   123
  Dow Jones Industrial
   Technology.............   100    92   96    93   89   99  112    99   98   87   73    90

$6 Million Convertible Redeemable Preferred Stock, Series E

  On June 30, 1999 the Company closed a private placement of 6,000 shares of Series E 8% Convertible Preferred Stock (the "Series E Stock") at a purchase price of $1,000 per share in the aggregate amount of $6,000,000. The two largest existing shareholders of the Company's common stock combined to purchase $3 million of the Series E Stock and a single new investor purchased the remainder (the "Investors"). The Series E Stock is convertible into common stock of the Company on certain terms and at a conversion price to be determined at the time of conversion in accordance with the Company's Certificate of Designation. The issuance of the Series E Stock was made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. On July 9, 1999, the 10-day notification period to shareholders was completed and the Company received net proceeds of approximately $5.6 million after costs of issuance totaling approximately $400,000.

  Under the Certificate of Designation, at the option of an Investor, the Series E Stock is convertible into shares of the common stock of the Company based upon a conversion price of $5.00 per share, or if lower, 85% of the arithmetic mean of the 15 lowest closing bid prices during the 30 trading days preceding such date of conversion. Fifty percent of the Series E Stock may be converted after November 27, 1999 and any remaining Series E Stock may be converted after January 26, 2000. On June 30, 2002 the Series E Stock will automatically convert into shares of common stock based upon a conversion price of the lesser of $5.00 or 85% of the market price, as defined. The Company has the right to redeem the Series E Stock at any time for 130% of the original purchase price together with any accrued and unpaid dividends. The Series E Stock bears a dividend of 8% payable in cash or stock at the option of the Company. Under the Common Stock Purchase Warrant dated June 30, 1999 between the Company and each of the Investors, the Company issued warrants to purchase common stock equivalent to 35,000 shares of common stock per $1 million of Series E Stock purchased (the "Warrants"). The Warrants may be exercised at $5.31 per share prior to June 30, 2002.

                       Additional Financial Information

  The following additional financial information, with the accompanying notes, is provided to supplement and update the financial information provided in the Company's Form 10K/A for the year ending December 31, 1998:

  . Pro Forma (Unaudited) Condensed Combined Balance Sheet of Thermatrix Inc. and Wahlco Environmental Systems, Inc. as of December 31, 1998

  . Pro Forma (Unaudited) Condensed Combined Statement of Income of Thermatrix Inc. and Wahlco Environmental Systems, Inc. as of December 31, 1998

  . Condensed Consolidated Balance Sheet (Unaudited) of Thermatrix Inc. for the six months ended June 30, 1999.

  . Condensed Consolidated Statement of Operations (Unaudited) of Thermatrix Inc. for the six months ended June 30, 1999.

  . Condensed Consolidated Statement of Cash Flows (Unaudited) of Thermatrix Inc. for the six months ended June 30, 1999.

             THERMATRIX INC. AND WAHLCO ENVIRONMENTAL SYSTEM, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PRO FORMA     PRO FORMA
                                 THERMATRIX  WAHLCO    ADJUSTMENTS    COMBINED
                                 ---------- ---------  -----------    ---------
Current Assets:
 Cash and cash equivalents......  $  3,214  $     491   $  (2,232)(a) $  1,473
 Accounts receivable, net.......     4,668      7,430        (681)(b)   11,417
 Cost of uncompleted contracts..                1,033                    1,033
 Inventories....................                2,835                    2,835
 Prepaid expenses and other
  current assets................       232        553                      785
                                  --------  ---------   ---------     --------
  Total current assets..........     8,114     12,342      (2,913)      17,543
                                  --------  ---------   ---------     --------
Property and equipment, net.....       572      6,368                    6,940
Goodwill........................                            9,985 (c)    9,985
Patents and other intangible
 assets.........................     1,406        250                      250
Other assets....................                  285                    1,691
                                  --------  ---------   ---------     --------
Total other assets..............     1,978      6,903       9,985       18,866
                                  --------  ---------   ---------     --------
Total Assets....................  $ 10,092   $ 19,245   $   7,072     $ 36,409
                                  ========  =========   =========     ========
Current liabilities:
 Notes payable..................             $  3,949                 $  3,949
 Accounts payable and accrued
  liabilities...................  $  4,881      5,185                   10,066
 Accrued payroll and payroll-
  related expenses..............                  970                      970
 Billings on uncompleted
  contracts.....................       409      1,287                    1,696
 Income taxes payable...........        49        286                      335
 Current portion of long-term
  debt..........................                  301                      301
 Other accrued liabilities......       507      6,160   $   4,040 (d)   10,707
                                  --------  ---------   ---------     --------
  Total current liabilities.....     5,837     18,138       4,040       28,024
                                  --------  ---------   ---------     --------
Long-term debt..................                  187                      187
Other liabilities...............                3,952                    3,952
                                            ---------                 --------
  Total long-term liabilities...                4,139                    4,139
                                            ---------                 --------
Stockholders' equity

 Common stock and additional
  paid-in capital...............    48,803    105,264    (105,264)(e)   48,803
 Retained earnings (accumulated
  deficit)......................   (44,576)  (109,804)    109,804 (e)  (44,576)
 Revaluation reserve............                1,662      (1,662)(e)        0
 Foreign currency translation
  adjustment....................        19       (154)        154 (e)       19
                                  --------  ---------   ---------     --------
  Total stockholders' equity....     4,246     (3,032)      3,032        4,246
                                  --------  ---------   ---------     --------
Total Liabilities and
 stockholders' equity...........  $ 10,092  $  19,245   $   7,072     $ 36,409
                                  ========  =========   =========     ========

  See accompanying notes to unaudited pro forma condensed combined financials.

             THERMATRIX INC. AND WAHLCO ENVIRONMENTAL SYSTEM, INC.
               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PRO FORMA    PRO FORMA
                                  THERMATRIX  WAHLCO   ADJUSTMENTS   COMBINED
                                  ---------- --------  -----------   ---------
Revenues.........................  $13,614   $ 37,366                $ 50,980
Cost of revenues.................   13,056     31,617                  44,673
                                   -------   --------                --------
  Gross margin...................      558      5,749                   6,307

Expenses Research and
 Development.....................    1,658                              1,658
  Sales, general and
   administrative................    7,108     17,151                  24,259
  Amortization of Goodwill                               $  499 (c)       499
                                   -------   --------    ------      --------

Loss from operations.............   (8,208)   (11,402)     (499)      (20,109)
Other income, net................      401     (1,300)     (102)(f)    (1,001)
                                   -------   --------    ------      --------
Income (loss) before Income
 Taxes...........................   (7,807)   (12,702)     (601)      (21,110)
Provision (credit) for Income
 Taxes...........................       66                                 66
                                   -------   --------    ------      --------

Net loss.........................  $(7,873)  $(12,702)   $(601)      $(21,176)
                                   =======   ========    ======      ========

Basic and diluted net loss per
 share...........................  $ (1.03)                          $  (2.76)
Basic and diluted weighted
 average common shares And
 equivalents.....................    7,677                              7,677
                                   =======                           ========


  See accompanying notes to unaudited pro forma condensed combined financials.

    ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIALS

  Certain pro forma adjustments have been made to the accompanying pro forma condensed combined consolidated balance sheet and statements of operations as described below.

  (a) Reflects the purchase price that was paid with cash of approximately $1.9 million and other acquisition related expenditures.

  (b) Reflects increased allowances for doubtful accounts for acquired receivables.

  (c) Reflects the recording of goodwill from the acquisition of Wahlco, amortized over a period of twenty years.

  (d) Reflects estimated exit and involuntary employee termination costs associated with the Merger.

  (e) Reflects the elimination of Wahlco's stockholders' equity accounts.

  (f) Reflects the incremental interest relating to Wexford's payoff of Wahlco's borrowings from Chase Manhattan Bank ("Chase") under a credit facility in connection with the Merger. The debt assumed due to Wexford bears annual interest at 13% compared to the Chase rate of 9.5%. Average borrowings for the year ended December 31, 1998 amounted to $2,900,000.

                                THERMATRIX INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)

                                                         June 30,   December 31,
                                                           1999         1998
                                                        ----------- ------------
                                                        (Unaudited)
ASSETS
 CURRENT ASSETS
 Cash, short-term investments and restricted cash......  $  6,780     $  3,214
 Accounts receivable, net..............................    10,759        4,668
 Costs of uncompleted contracts, net...................       442          --
 Inventories...........................................     2,209          --
 Prepaid expenses and other current assets.............     1,592          232
                                                         --------     --------
  Total current assets.................................    21,782        8,114
 PROPERTY AND EQUIPMENT, net...........................     5,662          572
 GOODWILL, net.........................................     9,739          --
 PATENTS and Other Assets, net.........................     1,641        1,406
                                                         --------     --------
TOTAL ASSETS...........................................  $ 38,824     $ 10,092
                                                         ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
 Notes Payable.........................................  $  5,721     $    --
 Current Portion of Long Term Debt.....................       295          --
 Accounts Payable......................................    13,223        4,881
 Accrued Payroll & Related Expenses....................       704          --
 Accrued Liabilities and Reserves......................    10,598          965
                                                         --------     --------
  Total current liabilities............................    30,541        5,846
 LONG TERM LIABILITIES
 Other Liabilities.....................................     1,820          --
                                                         --------     --------
 TOTAL LONG-TERM LIABILITIES...........................     1,820          --

 STOCKHOLDERS' EQUITY:
 Common stock, $0.001 par value........................         8            8
 Series "E" convertible preferred, .001 par value......       --           --
 Additional paid-in capital............................    54,776       48,795
 Accumulated Deficit...................................   (47,604)     (44,576)
 Other Accumulated Comprehensive (Loss) Income.........      (717)          19
                                                         --------     --------
 Total stockholders' equity............................     6,463        4,246
                                                         --------     --------
TOTAL LIABILITIES & STOCKHOLDERS EQUITY................  $ 38,824     $ 10,092
                                                         ========     ========

           See notes to condensed consolidated financial statements.

                                THERMATRIX INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Thousands of Dollars except for per share amounts)
                                  (Unaudited)

                                             Three Months       Six Months
                                            Ended June 30,    Ended June 30,
                                            ----------------  ---------------
                                             1999     1998     1999     1998
                                            -------  -------  -------  ------
REVENUES................................... $ 9,964  $ 2,796  $20,865  $5,678
COST OF REVENUES...........................   7,802    2,620   17,234   5,147
                                            -------  -------  -------  ------
 Gross margin..............................   2,162      176    3,631     531

OPERATING EXPENSES
 Research and development..................     189      407      400     662
 Selling, general and administrative.......   3,131    1,436    6,518   2,866
                                            -------  -------  -------  ------
  Total operating expenses.................   3,320    1,843    6,918   3,528
                                            -------  -------  -------  ------
  Loss from operations.....................  (1,158)  (1,667)  (3,287)  2,997

OTHER INCOME
 Interest income (expense), net............    (295)     105     (336)    210
 Other income (expense), net...............     349       42      612      42
                                            -------  -------  -------  ------
  Total other income.......................      54      147      276     252
                                            -------  -------  -------  ------
  Net loss before income taxes.............  (1,104)  (1,520)  (3,011)  2,745

PROVISION FOR INCOME TAXES.................     (18)     (17)     (17)    (33)
                                            -------  -------  -------  ------
 Net loss.................................. $(1,122) $(1,537) $(3,028) $2,778
                                            =======  =======  =======  ======

BASIC NET LOSS PER SHARE................... $ (0.15) $ (0.20) $ (0.39) $(0.36)
                                            =======  =======  =======  ======

BASIC WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING...............................   7,737    7,671    7,725   7,653
                                            =======  =======  =======  ======

           See notes to condensed consolidated financial statements.

                                THERMATRIX INC.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)

                                                             Six Months Ended
                                                             ------------------
                                                             June 30,  June 30,
                                                               1999      1998
                                                             --------  --------
                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss................................................... $ (3,028) $(2,778)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................   13,916      379
  Provision for doubtful accounts...........................    1,095      129
 Changes in assets and liabilities net of effects from
  purchase of Wahlco Environmental Systems, Inc.:
  (Increase) decrease in accounts receivable................     (437)    (900)
  (Increase) decrease in costs of uncompleted contracts.....      591      197
  (Increase) decrease in inventory..........................      626      --
  (Increase) decrease in prepaid expenses and other.........     (522)      28
  (Increase) decrease in goodwill...........................      --       --
  Increase (decrease) in accounts payable...................   (8,300)   1,360
  Increase (decrease) in accrued liabilities................    9,410      (49)
  Increase (decrease) in billings on uncompleted contracts
   in excess of costs.......................................     (913)     253
                                                             --------  -------
   Net cash provided by (used in) operating activities......   12,438   (1,381)
                                                             --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sale of short-term investments............................    1,670    1,962
  Purchases of property and equipment.......................  (12,094)     (65)
  Increase in patents and other assets......................     (283)    (162)
  Purchase of Wahlco Environmental Systems, Inc. net of cash
   acquired.................................................   (1,740)     --
                                                             --------  -------
   Net cash provided by (used) in investing activities......  (12,447)   1,735
                                                             --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of common stock.....................      389      105
 Proceeds from issuance of preferred stock..................    5,592      --
                                                             --------  -------
   Net cash provided by financing activities................    5,981      105
                                                             --------  -------
INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS..............    5,972      459
                                                             --------  -------
CUMULATIVE EFFECT OF FOREIGN EXCHANGE RATES ON CASH.........     (736)      10
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD...............    1,544    3,990
                                                             --------  -------
CASH AND CASH EQUIVALENTS END OF PERIOD..................... $  6,780  $ 4,459
                                                             ========  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for:
  Interest (net of amount capitalized)......................      213       10
  Income taxes..............................................       40       42

           See notes to condensed consolidated financial statements.

                                THERMATRIX INC.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 June 30, 1999
                                  (Unaudited)

1. BASIS OF PRESENTATION

   The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

   The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) which are, in the opinion of management, necessary to state fairly the results for the three months and six months ended June 30, 1999 and 1998. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results for the three months and six months ended June 30, 1999 are not necessarily indicative of the results expected for the full fiscal year.

   In addition, the Company currently intends to finance its ongoing operations and strategic growth plan by raising a combination of up to $27 million in equity and debt during fiscal 1999. The Company has engaged an investment advisory firm on an exclusive basis to assist with the placement of up to $15 million in equity and is in the due diligence process with two credit institutions concerning the placement of a senior term and revolving credit facility of up to $12 million. This financing is also intended to pay the outstanding debt pursuant to the terms of the 1999 Credit Agreement. The debt matures on August 24, 1999, and may, with the payment of an additional fee of $100,000, be extended until November 22, 1999. The Company's financing is dependent upon the ability to attract additional equity investors and to provide sufficient security for credit facilities. There can be no assurances as to the timing or ultimate outcome of this financing.

   The Company is also pursuing other alternatives to fund its remaining fiscal 1999 cash requirements. Such alternatives include, among other things, consideration of divestiture of a portion or portions of the Company's business or real estate assets. These strategies are dependent upon the Company's ability to meet its forecasts, to develop increased sales and generate positive gross margins, to achieve the timely collection of amounts due to the Company and to identify parties willing and able to purchase a portion or portions of the Company's business. There can be no assurances as to the timing or ultimate outcome of any of these alternatives. The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company's ability to continue as a going concern is dependent upon completing the contemplated equity and debt transactions in fiscal 1999. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. BASIC NET LOSS PER SHARE

   Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. No diluted loss per share information has been presented in the accompanying statements of operations since potential common shares from conversion of stock options and warrants are antidilutive.

3. COMPREHENSIVE INCOME

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 (SFAS 130), "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The following table reconciles comprehensive income under the provisions of SFAS 130 for the three months and six months ended June 30, 1999 and 1998.

                                                                For the
                                                          Three Months Ended
                                                               June 30,
                                                                ($000)
                                                          --------------------
                                                            1999       1998
                                                          ---------  ---------
Net Loss................................................    $(1,122)   $(1,537)
Other Comprehensive Income (Loss), net of tax Unrealized
 Currency Gain (Loss)...................................  $     (93) $      (7)
Comprehensive Income (Loss).............................    $(1,215)   $(1,544)

                                                                For the
                                                           Six Months Ended
                                                               June 30,
                                                                ($000)
                                                           ------------------
                                                             1999      1998
                                                           --------  --------
Net Loss..................................................  $(3,028)  $(2,778)
Other Comprehensive Income (Loss), net of tax Unrealized
 Currency Gain (Loss)..................................... $   (717) $     13
Comprehensive Income (Loss)...............................  $(3,745)  $(2,765)

4. NONCASH INVESTING AND FINANCING ACTIVITIES

   The Company purchased all of the capital stock of Wahlco Environmental Systems, Inc. for $2,231,000. In conjunction with the acquisition, liabilities were assumed as follows:

   Fair value of assets acquired................................... $28,549,000
   Purchase of capital stock.......................................   2,231,000
                                                                    -----------
   Liabilities assumed............................................. $26,318,000
                                                                    ===========

   The purchase price is composed of $1,582,000 paid at closing for the acquisition of the capital stock, $350,000 paid at closing for fees and expenses related to the acquisition, and $299,000 for other expenses related to the transaction.

   Cash acquired in the acquisition was $491,000.

   Reconciliation of amounts paid and the debt assumed to the total purchase price is as follows:

   Current assets.................................................. $11,661,000
   Property, plant and equipment...................................   6,368,000
   Other assets....................................................     535,000
   Goodwill........................................................   9,985,000
                                                                    -----------
                                                                    $28,549,000
                                                                    -----------
   Current liabilities............................................. $22,179,000
   Long-term liabilities...........................................   4,139,000
                                                                    -----------
                                                                    $26,318,000
                                                                    -----------
   Purchase price.................................................. $ 2,231,000
                                                                    ===========

5. ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheets as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Statement 133 is effective for fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of Statement 133 to have a material effect on the its financial position or results of operations.

6. ACQUISITION OF WAHLCO ENVIRONMENTAL SYSTEMS, INC.

   On January 13, 1999, the Company completed the acquisition of Wahlco Environmental Systems, Inc. ("Wahlco"). Wahlco designs, manufactures, and sells combined cycle gas turbine products, metallic and fabric bellows, air pollution control equipment, and related products and services to electric utilities, independent power producers, co-generation plants, and industrial manufacturers worldwide. The Company acquired all of the outstanding common shares and warrants of Wahlco for the payment of approximately $1.9 million in cash. If certain other conditions are met, the Company will be required to make additional payments of up to approximately $2.0 million to Wahlco shareholders. As of June 30, 1999, the conditions related to the additional payments have not been met. Also, in conjunction with the acquisition, the Company agreed to guarantee repayment by Wahlco of approximately $4.6 million of debt owed to affiliates of Wexford Management, LLC ("Wexford"), Wahlco's largest shareholder at the time of the acquisition, or guaranteed by Wexford to other parties. The Company had subsequently entered into a new credit agreement with Wexford (See Note 8). The acquisition was accounted for as a purchase and the results of Wahlco have been included in the accompanying condensed financial statements from the date of acquisition. As of the acquisition date, the Company has embarked on the formulation and implementation of a plan to close duplicate and/or inefficient Wahlco facilities and is reducing headcount accordingly. The costs involved to close facilities and terminate employees have been recognized as liabilities assumed at the time of the Wahlco acquisition. The types and amounts of exit liabilities included in the purchase price recorded in connection with the acquisition are:

   Personnel Terminations and Relocations........................... $1,996,000
   Facility Closures and Relocations................................  1,720,000
   Company Closures.................................................    324,000
                                                                     ----------
   Total............................................................ $4,040,000
                                                                     ==========

   As of June 30, 1999, a total amount of $626,347 has been charged against the foregoing liabilities. At the present time the Company does not believe that there are any unresolved issues that may result in additional liabilities leading to an adjustment of the purchase price.

   The allocation of the purchase price to the net assets acquired is preliminary based on management's estimate of fair value. Any changes in the allocation of purchase price will have an effect on the amount of goodwill that has been initially recorded. The amount of goodwill recorded on the preliminary allocation of purchase price is $9,985,000, which will be amortized on a straight-line basis over a 20-year period.

   The Company is providing the following unaudited pro forma operating data as if the acquisition occurred on January 1, 1998. The pro forma information for the three months and six months ended June 30, 1999 is not provided as the results of Wahlco for the period from January 1, 1999 to January 13, 1999 are not material to results of operations for the three months and six months ended June 30, 1999.

   The pro forma information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transaction and adjustment reflected therein had been consummated in the period presented, or at any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                          For the Three Months Ended    For the Six Months Ended
                                June 30, 1998                June 30, 1998
                         ---------------------------- ----------------------------
                         ($000 except per share data) ($000 except per share data)
Revenue.................           $13,120                      $25,218
Net Loss................           $(2,293)                     $(4,953)
Basic Net Loss Per
 Share..................           $ (0.30)                     $ (0.65)

7. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   Information regarding quantitative and qualitative disclosures about market risks is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 in Item 1-Description of Business, Item 7-Management's Discussion and Analysis of Financial Condition and Results of Operations, and in Note 2 to the Consolidated Financial Statements. Information regarding quantitative and qualitative disclosures about market risks is also included in Management's Discussion and Analysis of Financial Condition and Results of Operations contained herein.

8. SEGMENTS

   During 1998, the Company adopted Statement of Financial Accounting Standards SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS 131 requires a new basis of determining reportable business segments, i.e. the management approach. This approach requires that business segment information used by management to assess performance and manage company resources be the source for information disclosure. Although the Company is currently being organized operationally into eight divisions, at the present time management is reviewing financial information on a geographic basis. The Company incurred approximately $189,000 and $400,000, respectively, in research and development expenses during the three months and six months ended June 30, 1999 relating to its diesel engine emission reduction technology.

   The Company's operations by geographic area are as follows:

 For the three months ended         United   United   Adjustments &
        June 30, 1999               States   Kingdom  Eliminations  Consolidated
 -------------------------------   --------  -------  ------------- ------------
              ($000)
 Revenues........................  $  4,266  $ 5,698                  $ 9,964
 Gain (Loss) from Operations.....  $    269  $(1,427)                 $ 1,158
  For the six months ended          United   United   Adjustments &
        June 30, 1999               States   Kingdom  Eliminations  Consolidated
  -----------------------------    --------  -------  ------------- ------------
              ($000)
 Revenues........................  $ 10,024  $10,841                  $20,865
 Loss from Operations............  $ (2,899) $  (388)                 $(3,287)
 Total Identifiable Assets.......  $132,187  $ 6,456    $(99,794)     $38,849

9. 1999 CREDIT AGREEMENT

   On February 25, 1999 the Company entered into the Second Amended and Restated Credit Agreement among Wahlco and the Company, as Borrowers, and the Lenders and Wexford as Agent for the Lenders (the "1999 Credit Agreement"). As of June 30, 1999, the debt outstanding was $5.7 million and bears interest at the rate of 13% per annum, payable monthly in advance. The debt matures on August 24, 1999, and may, with the payment of an additional fee of $100,000, be extended until November 22, 1999. As a further condition to the Lenders' execution and delivery of the 1999 Credit Agreement, the Company agreed to confirm its grant to the Lenders of a security interest in all existing and future assets and to cause all its significant subsidiaries to enter into guarantees and grant to the Lenders additional security interests and mortgages in all existing and future assets of the Borrowers and significant subsidiaries.

    As a further condition to the 1999 Credit Agreement, the Company issued to Wexford a warrant to acquire 450,000 shares of common stock. The warrants can be exercised at any time on or before February 25, 2004 at an exercise price of $3.05 per share. The fair value of the warrant at the date of issuance was recorded as additional interest cost and this amount is being recognized as interest expense over the period that the Wexford debt is outstanding.

10. ACQUISITION OF FERGUSON INTERNATIONAL, INC.

    Pursuant to an Asset Purchase Agreement dated April 30, 1999 between InAmerica Corporation and the Company, the Company acquired the assets of Ferguson International Inc., a supplier of ammonia storage and handling systems used by power companies to reduce emissions of NOx, a major contributor to smog formation. The Company accounted for the acquisition of the Ferguson business as a purchase and the results of the Ferguson business are included in the accompanying condensed financial statements from the date of acquisition. The Ferguson business was combined with and is operating as part of the Wahlco Air Systems Division in Santa Ana, California. In full consideration for the transfer of the assets, the Company will pay InAmerica Corporation a royalty of 4% of the aggregate net invoice value of gross sales until the earlier of (i) 5 years from the closing date, or (ii) InAmerica Corporation has received $5 million in aggregate royalty payments. Given that no consideration was exchanged or liabilities assumed in connection with this acquisition, the only accounting for this acquisition will be the recognition of royalty expense as incurred.

11. ISSUANCE OF CONVERTIBLE PREFERRED STOCK, SERIES E

    On June 30, 1999 the Company closed a private placement of 6,000 shares of Series E 8% Convertible Preferred Stock (the "Series E Stock") at a purchase price of $1,000 per share in the aggregate amount of $6,000,000. The two largest existing shareholders of the Company's common stock combined to purchase $3 million of the Series E Stock and a single new investor purchased the remainder (the "Investors"). The Series E Stock is convertible into common stock of the Company on certain terms and at a conversion price to be determined at the time of conversion in accordance with the Company's Certificate of Designation. The issuance of the Series E Stock was made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) thereof. On July 9, 1999, the 10-day notification period to shareholders was completed and the Company received net proceeds of approximately $5.6 million after costs of issuance totaling approximately $400,000.

    Under the Certificate of Designation, at the option of an Investor, the Series E Stock is convertible into shares of the common stock of the Company based upon a conversion price of $5.00 per share, or if lower, 85% of the arithmetic mean of the 15 lowest closing bid prices during the 30 trading days preceding such date of conversion. Fifty percent of the Series E Stock may be converted after November 27, 1999 and any remaining Series E Stock may be converted after January 26, 2000. On June 30, 2002 the Series E Stock will automatically convert into shares of common stock based upon a conversion price of the lesser of $5.00 or 85% of the market price, as defined. The Company has the right to redeem the Series E Stock at any time for 130% of the original purchase price together with any accrued and unpaid dividends. The Series E Stock bears a dividend of 8% payable in cash or stock at the option of the Company. Under the Common Stock Purchase Warrant dated June 30, 1999 between the Company and each of the Investors, the Company issued warrants to purchase common stock equivalent to 35,000 shares of common stock per $1 million of Series E Stock purchased (the "Warrants"). The Warrants may be exercised at $5.31 per share prior to June 30, 2002. The fair value of the Warrants at the date of issuance has been recorded as an issuance cost of the Series E Stock.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: September 10, 1999

                                                                      1535-PS-99

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                THERMATRIX INC.

                      1999 ANNUAL MEETING OF STOCKHOLDERS

                               October 12, 1999

The undersigned stockholder of Thermatrix Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 10, 1999, and hereby appoints John T. Schofield and Daniel S. Tedone, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of Thermatrix Inc., to be held on October 12, 1999, at 10:30 a.m., at the offices of McDermott Will & Emery, 50 Rockefeller Plaza, New York, New York 10020, and at any adjournment(s) thereof and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE AMENDMENT TO THE 1996 STOCK PLAN, FOR THE APPROVAL OF THE AMENDMENT TO THE 1996 DIRECTOR OPTION PLAN AND FOR THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN AND FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

-----------                                                          -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                THERMATRIX INC.

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                               October 12, 1999


1.  ELECTION OF CLASS III DIRECTORS:

    Nominees: Frank R. Pope and James M. Strock

    FOR                      WITHHELD
    BOTH                     FROM BOTH
    NOMINEES  [_]       [_]  NOMINEES

    [_]
        ---------------------------------------
        For all nominees except as noted above


2. PROPOSAL TO AMEND THE 1996 STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY RESERVED FOR ISSUANCE THEREUNDER BY 300,000:

            [_] FOR                 [_] AGAINST             [_] ABSTAIN


3. PROPOSAL TO AMEND THE 1996 DIRECTOR OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY RESERVED FOR ISSUANCE THEREUNDER BY 20,000:

            [_] FOR                 [_] AGAINST             [_] ABSTAIN


4. PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY RESERVED FOR ISSUANCE THEREUNDER BY 60,000:

            [_] FOR                 [_] AGAINST             [_] ABSTAIN


5. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS:

            [_] FOR                 [_] AGAINST             [_] ABSTAIN


MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  [_]

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


Signature                                                   Date:
          -----------------------------------------------         --------------


Signature                                                   Date:
          -----------------------------------------------         --------------